Exhibit 2

                      FIRST AMENDMENT TO RIGHTS AGREEMENT

     FIRST AMENDMENT (this "Amendment") dated as of June 25, 2000 to the Rights Agreement dated as of March 13, 2000 between Nabisco Group Holdings Corp., a Delaware corporation (the "Company"), and EquiServe Trust Company, N.A., as Rights Agent (the "Rights Agent").


                              W I T N E S S E T H

     WHEREAS, the Company has entered into an Agreement and Plan of Merger dated as of June 25, 2000 among the Company, R.J. Reynolds Tobacco Holdings, Inc., a Delaware corporation, and RJR Acquisition Corp., a Delaware corporation (the "Merger Agreement"); and

     WHEREAS, the Board of Directors of the Company has approved, authorized and adopted the Merger Agreement and the transactions contemplated thereby and, subject to certain conditions, is bound to recommend to the stockholders of the Company the approval and adoption of the Merger Agreement; and

     WHEREAS, the Board of Directors of the Company has determined that in connection with the Merger Agreement and the transactions contemplated thereby, it is desirable to amend the Rights Agreement dated as of March 13, 2000 between the Company and the Rights Agent (the "Rights Agreement") as set forth herein; and

     WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company and the Rights Agent desire to amend the Rights Agreement as set forth herein;

     NOW, THEREFORE, the Rights Agreement is amended as follows:

     SECTION 1. Proposed Transactions. New Sections 3(e) and (f) shall be added to the Rights Agreement as follows:

                    "(e) Notwithstanding anything in this Agreement to the
              contrary, (i) no Distribution Date, Stock Acquisition Date or Triggering Event shall be deemed to have occurred or to occur, (ii) none of R.J. Reynolds Tobacco Holdings, Inc., a Delaware corporation ("RJR"), any of its Subsidiaries or any of their respective Affiliates or Associates (collectively, the "Acquisition Group") shall be deemed to have become an Acquiring Person and (iii) no holder of Rights shall be entitled to any rights or benefits pursuant to Section 7(a),
              Section 11(a) Section 13(a) or any other provision of this Agreement, in each case by reason of (x) the approval, execution, delivery and performance of the Agreement and Plan of Merger dated as of June 25, 2000 among the Company, RJR and RJR Acquisition Corp., a Delaware corporation (the "Merger Agreement"), by the parties thereto, (y) the approval of the Merger Agreement by the stockholders of the Company or (z) the consummation of any of the transactions contemplated by the Merger Agreement; provided that in the event that one or more members of the Acquisition Group collectively become the Beneficial Owner of 10% or more of the Common Stock then outstanding in any manner other than as set forth in the Merger Agreement, the provisions of this sentence (other than this proviso) shall terminate.

                    (f) Notwithstanding anything in this Agreement to the contrary, the provisions of this Agreement, including Section 13(a)(z), shall not apply to (x) the approval, execution, delivery and performance of the Agreement and Plan of Merger dated as of June 25, 2000 among Nabisco Holdings Corp., Philip Morris Companies Inc. and Strike Acquisition Corp. (the "NA Merger Agreement"), by the parties thereto, (y) the approval of the NA Merger Agreement by the Company or (z) the consummation of any of the transactions contemplated by the Merger Agreement."

     SECTION 2. Effectiveness. This Amendment shall be deemed effective as of the date first set forth above and immediately prior to the execution of the Merger Agreement. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

     SECTION 3. Miscellaneous. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state. This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal, or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.


                                       2

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     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

                                        NABISCO GROUP HOLDINGS CORP.


                                        By:   /s/  James A. Kirkman
                                            ------------------------------------
                                            Name:  James A. Kirkman
                                            Title: Senior Vice President,
                                                   General Counsel and Secretary


                                        EQUISERVE TRUST COMPANY, N.A.,
                                        as Rights Agent


                                        By: /s/  Michael S. Duncan
                                            ------------------------------------
                                            Name:  Michael S. Duncan
                                            Title: Director, Corporate Actions